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                                                                     EX99.9(A)13
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to shareholders of First
Commonwealth Financial Corporation on or about August 31, 1999. While the Offer is being made to all shareholders of First Commonwealth Financial Corporation, tenders will not be accepted from or on behalf of the shareholders in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of First Commonwealth Financial Corporation by Keefe, Bruyette & Woods, Inc. (the "Dealer Manager"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                                      by
                   First Commonwealth Financial Corporation
                  Up to 2,000,000 Shares of its Common Stock,
                           Par Value $1.00 Per Share
                   At a Purchase Price Not Less Than $23.00
                       Nor in Excess of $26.00 Per Share

  First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Company"), offers to purchase from its shareholders up to 2,000,000 shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price net to the seller in cash, without interest thereon, of not less than $23.00 nor in excess of $26.00 per Share as specified by each tendering shareholder, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 31, 1999 and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
  CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

  The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer of Purchase.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY TO TENDER AND AT WHAT PRICE. EMPLOYEES, DIRECTORS AND EXECUTIVE OFFICERS MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS.

  The Company will determine a single per Share price (not less than $23.00 nor in excess of $26.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 2,000,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices of
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not less than $23.00 nor in excess of $26.00 per Share) pursuant to the Offer.
The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. The Company reserves the right to purchase more than 2,000,000 Shares pursuant to the Offer but does not currently plan to do so. For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to The Bank of New York (the "Depositary") of the Company's acceptance for payment of such Shares. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven (7) New York Stock Exchange trading days after the Expiration Date. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

  The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital on behalf of its shareholders and is consistent with the Company's long-term goal of increasing shareholder value. Over time, the Company's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize more effectively its capital base and to attempt to maximize shareholder value, the Company's management and its Board of Directors believe that the purchase of Shares pursuant to the Offer is a positive action that is intended to accomplish the desired objective of increasing shareholder value. Other actions previously employed, including an open market purchase of Shares, increases in payment of cash dividends, and capital management leverage strategies, have enhanced shareholder value, but capital remains at high levels. The Offer will enable shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price or prices (not less than $23.00 nor in excess of $26.00 per Share) at which they are willing to sell their Shares, and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer may also give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of the Offer. In addition, qualifying shareholders owning beneficially fewer than 100 Shares, whose Shares are purchased pursuant to the Offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

  Upon the terms and subject to the conditions of the Offer, if 2,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority: (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on August 25, 1999 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal; and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

  If proration of tendered Shares is required, (i) because of the difficulty in determining the number of Shares validly tendered and (ii) as a result of the "odd lot" procedure described above, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as
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promptly as practicable after the Expiration Date. Holders of Shares also may obtain such preliminary information from the Dealer Manager/Information Agent.

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof.

  Tenders of Shares made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, New York City time, October 27, 1999, unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective, a shareholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary, before the Expiration Date, which notice must contain: (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn (including the number of Shares being withdrawn); (C) the certificate numbers shown on the particular certificates evidencing such Shares; (D) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee (if such original signature was guaranteed)); and (E) if such Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

  THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:
                         KEEFE, BRUYETTE & WOODS, INC.
                             211 Bradenton Avenue
                            Dublin, Ohio 43017-3541
                        Call Toll Free: (877) 298-6520

                     The Dealer Manager for the Offer is:
                         KEEFE, BRUYETTE & WOODS, INC.
                            Two World Trade Center
                                  85th Floor
                           New York, New York 10048
                        Call Toll Free: (800) 966-1559
August 31, 1999